Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2026 Results
Raising Full Year Outlook and Innovation Target, Improving Year-End Net Leverage Ratio Target
•First Quarter 2026 Financial Results:
◦Revenue of $1,371 million, an increase of 15% year-over-year; 10% organic constant currency growth
◦Reported Net Income of $57 million, Adjusted Net Income of $204 million
◦Adjusted EBITDA of $334 million; Adjusted EBITDA Margin of 24.5%
◦Reported EPS of $0.11, Adjusted EPS of $0.40
◦Net leverage ratio of 3.5x Adjusted EBITDA
•Full Year 2026 Guidance:
◦Raising innovation revenue target to $1.2 billion
◦Raising revenue guidance to $5,010 million to $5,085 million, or 5% to 7% organic constant currency growth
◦Raising Adjusted EBITDA to $975 million to $1,005 million, a year-over-year increase of 10% at midpoint
◦Raising Adjusted EPS of $1.03 to $1.09, a year-over-year increase of 13% at midpoint
◦Improving year-end net leverage ratio target to 3.0x to 3.2x Adjusted EBITDA

Indianapolis, IN (May 6, 2026) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the first quarter of 2026, provided guidance for the second quarter of 2026, and updated guidance for the full year 2026.

"Elanco's strong first quarter results demonstrate the significant momentum of our innovation-led strategy," said Jeff Simmons, President and CEO of Elanco. "Organic constant currency revenue growth of 10% reflects outperformance across our diverse portfolio, including Zenrelia reaching trailing 4-quarter blockbuster status, and Credelio Quattro achieving accelerating market share gains. All major species grew, driven by our basket of innovation and growth in our base business. We are improving our full year guidance across all key metrics, as our consistent execution is creating more ways for Elanco to win in this durable, attractive animal health industry."

Select Business Highlights Since the Last Earnings Call
•Credelio Quattro™ accelerated dollar share gains of broad-spectrum sales out of U.S. vet clinics in Q1, up 3 points versus Q4**; penetrated over 40% of the U.S. clinic base; 53% share in U.S. clinics that carry Quattro, up 13 points in Q1 versus Q4**; launched in Australia and approved in Canada, both in April
•Zenrelia™ achieved trailing 4-quarter blockbuster status; over 2 million dogs have been treated; efficacy driving use in over 50% of U.S. clinics with U.S. JAK market share up 5 points versus Q4**; over 50% share of JAK market in Brazil, over 35% share in Japan, and high-teens to 30%+ JAK market share in key European markets***
•Befrena™ phased launch approach on track, with product already shipped to early experience influencers and in use, and commercialization in the U.S. expected in Q2
•Added Costco and Dollar General as new retail customers for parasiticides in the U.S.
•Advantage® Collar for Dogs launched in April, providing four-month protection against fleas and ticks, available at pet specialty, dollar, grocery, and mass retailers

•Closed the previously announced acquisition of AHV International on April 30th

**Per Kynetec data
***Internal estimates based on multiple data sources

Financial Results

First Quarter Results (dollars in millions, except per share amounts)	2026	2025	Change (%)	Organic CC Growth (1) (%)

Pet Health	$710	$635	12%	7%
Farm Animal	$642	$546	18%	13%
Cattle	$316	$272	16%	13%
Poultry	$230	$189	22%	16%
Swine	$96	$85	13%	9%
Contract Manufacturing and Other (2)	$19	$12	58%
Total Revenue	$1,371	$1,193	15%	10%
Gross Profit	$785	$684	15%
Reported Net Income	$57	$67	(15)%
Adjusted EBITDA	$334	$276	21%
Reported EPS	$0.11	$0.13	(15)%
Adjusted EPS	$0.40	$0.37	8%
(1) Organic CC Growth = Represents revenue growth excluding royalty revenue that was sold to a third party and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which we manufacture products on behalf of a third party and royalty revenue. Royalty revenue sold to a third party, to which we are no longer entitled but is still required to be recognized as revenue under GAAP, totaled $9 million for the three months ended March 31, 2026.

In the first quarter of 2026, revenue was $1,371 million, an increase of 15% on a reported basis, or 10% on an organic constant currency basis, compared to the first quarter of 2025.

Pet Health revenue was $710 million, an increase of 12% on a reported basis, or 7% on an organic constant currency basis. The year over year volume increase of 5% in the first quarter was primarily driven by new products, and the addition of two new retail customers benefitting parasiticides. The 2% increase from price was in line with the company's expectation. The Advantage® Family of products and Seresto® contributed revenue of $163 million and $159 million, respectively.

Farm Animal revenue was $642 million, an increase of 18% on a reported basis, or 13% on an organic constant currency basis. First quarter volumes were up 11%, driven by strong demand across all species, led by poultry and ruminants. Farm animal organic constant currency revenue growth included a 2% increase from price, compared to the first quarter of 2025.

Gross profit was $785 million in the first quarter of 2026, and gross margin percentage was 57.3% in the first quarter of 2026 and 2025. On an adjusted basis, gross profit was $776 million and gross margin percentage was 57.0% in the first quarter of 2026, a 40 basis point decrease compared to the first quarter of 2025 as expected. The decrease in gross margin percentage on an adjusted basis was primarily driven by product mix with strong Farm Animal growth, the timing of inflation, and a flow through of higher inventory costs, partially offset by price and sales volume benefits.

Total operating expenses were $478 million for the first quarter of 2026, an increase of 10% compared to the first quarter of 2025. Marketing, selling and administrative expenses increased 12% to $381 million, driven by higher compensation expense, foreign currency exchange rate movements and strategic investments in the global launches of new products, partially offset by decreased expenses in certain general and administrative expenses. Research and development expenses increased 3% to $97 million driven primarily by foreign exchange rates.

Asset impairment, restructuring and other special charges were $16 million in the first quarter of 2026, compared to $9 million in the first quarter of 2025. Charges recorded in the first quarter of 2026 primarily related to $15 million of non-cash shut-down costs for the animal studies portion of our R&D facilities in Monheim, Germany. Charges recorded in the first quarter of 2025 primarily consisted of upfront payments made in relation to new licensing arrangements.

Reported net interest expense was $57 million in the first quarter of 2026, an increase of $17 million compared to the first quarter of 2025. The increase was principally due to imputed interest on our liability for sale of future revenue of $14 million, as well as interest expense related to our corporate headquarters finance lease, partially offset by lower average debt balances. Adjusted net interest expense, which excludes this imputed interest, was $43 million in the first quarter of 2026, an increase of $3 million compared to the first quarter of 2025.

The reported effective tax rate was 34.6% in the first quarter of 2026 compared to (12.2)% in the first quarter of 2025. The adjusted effective tax rate was 21.2% in the first quarter of 2026 compared to 9.2% in the first quarter of 2025.

Net income for the first quarter of 2026 was $57 million, or $0.11 per diluted share on a reported basis, compared with net income of $67 million, or $0.13 per diluted share, for the same period in 2025. On an adjusted basis, net income for the first quarter of 2026 was $204 million, or $0.40 per diluted share, an 8% increase compared with the same period in 2025.

Adjusted EBITDA was $334 million in the first quarter of 2026, a 21% increase compared to the first quarter of 2025. Adjusted EBITDA margin was 24.5% compared with 23.1% for the first quarter of 2025.

Working Capital and Balance Sheet
Cash provided by operations was $13 million in the first quarter of 2026, compared to cash used in operations of $4 million in the first quarter of 2025.

As of March 31, 2026, Elanco’s net leverage ratio was 3.5x adjusted EBITDA, a decrease of 0.1x compared to December 31, 2025.

Financial Guidance
Elanco is updating financial guidance for the full year 2026, summarized in the following table.

2026 Full Year (dollars in millions, except per share amounts)	February Guidance			May Guidance

Revenue (1)	$4,950	to	$5,020	$5,010	to	$5,085
Adjusted EBITDA	$955	to	$985	$975	to	$1,005
Adjusted Earnings per Share	$1.00	to	$1.06	$1.03	to	$1.09
(1) Revenue guidance excludes royalty revenue that was sold to a third party.

"Our strong first quarter results underscore the powerful momentum we are carrying into 2026," said Bob VanHimbergen, Executive Vice President and CFO of Elanco Animal Health. "This outperformance, driven by both volume and price, gives us the confidence to raise our full-year guidance for revenue, adjusted EBITDA, and adjusted EPS, while continuing to take a prudent, balanced approach in a dynamic macro environment. We remain disciplined in our execution of Elanco Ascend, which is already delivering meaningful efficiencies and positions us for significant, sustainable margin expansion starting this year. With accelerating free cash flow and an improved net leverage target, Elanco is operating from a position of financial strength to drive long-term shareholder value."

The company anticipates a tailwind to revenue of approximately $60 million from the favorable impact of foreign exchange rates compared to prior year. Excluding the impact of foreign exchange rates and royalty revenue sold to a third party, the company now expects revenue growth of 5% to 7% versus 4% to 6% previously. The company continues to expect an accelerating contribution from price versus 2025.

Elanco continues to expect adjusted gross margin of 55.1% to 55.5%, an increase of 40 basis points versus 2025. Adjusted EBITDA guidance reflects savings from the Elanco Ascend initiative as well as incremental strategic investments in the global launches of the company's innovation portfolio and the advancement of the R&D pipeline.

Additionally, the company is providing guidance for the second quarter of 2026, as summarized in the following table:

2026 Second Quarter (dollars in millions, except per share amounts)	Guidance

Revenue (1)	$1,300	to	$1,325
Adjusted EBITDA	$240	to	$260
Adjusted Earnings per Share	$0.25	to	$0.28
(1) Revenue guidance excludes royalty revenue that was sold to a third party.
In the second quarter, the company anticipates a tailwind to revenue of approximately $10 million from the favorable impact of foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates and royalty revenue sold to a third party, the company expects 4% to 6% organic constant currency revenue growth. The company expects operating expenses up approximately 8% year over year in constant currency with incremental support for innovation products.

The 2026 full year and second quarter financial guidance reflects foreign exchange rates as of the end of April. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2026 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With more than 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our purpose – to Go Beyond for Animals, Customers, Society and Our People. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2026 full year and second quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;

•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•an increased use of alternative distribution channels or changes within existing distribution channels;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve our aspirations or meet the expectations of stakeholders with respect to environmental, social and governance matters.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures, foreign exchange rate effects, royalty revenue sold to third party, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define organic constant currency revenue growth as revenue growth excluding royalty revenue that was sold to a third party and the impact of foreign exchange rates.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue	$1,371	$1,193
Cost of sales	586	509
Gross profit	785	684
Research and development	97	94
Marketing, selling and administrative	381	341
Amortization of intangible assets	138	128
Asset impairment, restructuring and other special charges	16	9
Interest expense, net of capitalized interest	57	40
Other expense, net	9	12
Income before income taxes	87	60
Income tax expense (benefit)	30	(7)
Net income	$57	$67
Earnings per share:
Basic	$0.11	$0.14
Diluted	$0.11	$0.13
Weighted-average shares outstanding:
Basic	497.7	495.1
Diluted	506.0	499.1

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We use non-GAAP financial measures, such as organic constant currency revenue growth, adjusted gross profit, adjusted gross margin percentage, adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA and adjusted EBITDA margin and net debt and net debt leverage, that differ from financial measures reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors assess and analyze our operational results and trends of our ongoing operations. Management also uses these non-GAAP measures internally to evaluate the performance of the business and in making resource allocation decisions. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables below.
Adjusted Gross Profit and Gross Margin Percentage
We define gross profit as total revenue less cost of sales. We define adjusted gross profit as gross profit less royalty revenue sold to a third party, less cost of sales adjustments. We define adjusted gross margin percentage as adjusted gross profit divided by total revenue, less royalty revenue sold to a third party. The following is a reconciliation of GAAP reported gross profit for the for the three months March 31, 2026 and 2025, to adjusted gross profit and adjusted gross margin percentage:

	Three Months Ended March 31,
	2026	2025
GAAP reported gross profit	$785	$684
Sold royalty revenue	(9)	—
Cost of sales adjustments	—	1
Adjusted gross profit	$776	$685
Adjusted gross margin percentage	57.0%	57.4%

Adjusted Net Income and Earnings Per Share
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, the impacts from sales of future revenues, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances, certain litigation-related settlements that we consider to be unusual or infrequent and significant, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted earnings per share as adjusted net income divided by the number of weighted-average diluted shares outstanding for the applicable period. The following is a reconciliation of GAAP reported net income and EPS for the three months ended March 31, 2026 and 2025, to adjusted net income and EPS:

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	Net income (a)	EPS	Net income (a)	EPS
GAAP reported net income and EPS	$57	$0.11	$67	$0.13
Cost of sales	—	—	1	0.00
Amortization of intangible assets	138	0.27	128	0.26
Asset impairment, restructuring and other special charges (1)	16	0.03	9	0.02
Sold royalty revenue	(9)	(0.02)	—	—
Interest expense, net of capitalized interest (2)	14	0.03	—	—
Other expense, net (3)	13	0.03	5	0.01
Income tax expense (benefit) (4)	(25)	(0.05)	(26)	(0.05)
Adjusted net income and EPS	$204	$0.40	$184	$0.37

(a)Adjustments to GAAP reported net income to arrive at adjusted net income for the three months ended March 31, 2026 and 2025, included the following:
(1)Adjustments of $16 million for the three months ended March 31, 2026, primarily related to $15 million of non-cash shut-down costs for the animal studies portion of our R&D facilities in Monheim, Germany associated with our 2025 Restructuring Plan. Adjustments of $9 million for the three months ended March 31, 2025, included $7 million of upfront payments made in relation to new licensing arrangements.
(2)Adjustments of $14 million for the three months ended March 31, 2026, related to imputed interest expense on our liability for sale of future revenue.
(3)Adjustments of $13 million for the three months ended March 31, 2026, primarily related to currency translation losses reclassified from accumulated other comprehensive loss in conjunction with the substantial liquidation of a dormant legal entity, a litigation settlement, and mark-to-market adjustments on equity investments. Adjustments of $5 million for the three months ended March 31, 2025, related to mark-to-market adjustments on equity investments and the impact of hyperinflationary accounting in Turkey.
(4)Adjustments of $25 million for the three months ended March 31, 2026 primarily represented the income tax expense associated with the adjusted items discussed above. Adjustments of $26 million for the three months ended March 31, 2025, primarily represented the income tax expense associated with the adjusted items discussed above. The adjustments for the three months ended March 31, 2025, also reflect a $35 million benefit related to a discrete tax item recognized during the quarter.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt financing charges and imputed interest on our liability for sale of future revenue, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, revenue sold to a third party, gains and losses on mark-to-market adjustments on equity securities, certain litigation-related settlements which we consider to be unusual or infrequent and significant, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP reported net income for the three months ended March 31, 2026 and 2025, to EBITDA, adjusted EBITDA and adjusted EBITDA margin, which we define as adjusted EBITDA divided by total revenue, less royalty revenue sold to a third party, for the respective periods:

	Three Months Ended March 31,
	2026	2025
GAAP reported net income	$57	$67
Net interest expense	57	40
Income tax expense (benefit)	30	(7)
Depreciation and amortization	170	161
EBITDA	$314	$261
Non-GAAP adjustments:
Cost of sales adjustments	$—	$1
Asset impairment, restructuring and other special charges	16	9
Sold royalty revenue	(9)	—
Other expense, net	13	5
Adjusted EBITDA	$334	$276
Adjusted EBITDA margin	24.5%	23.1%
Numbers may not add due to rounding.

Gross and Net Debt and Net Leverage Ratio
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents and finance lease liabilities on the balance sheet. We define our net leverage ratio as net debt divided by our trailing twelve month adjusted EBITDA. We believe our net debt and net leverage ratio are important measures to monitor our financial flexibility, liquidity and capital structure and may enhance investors' understanding of our ability to meet future financial obligations. In addition, a net leverage ratio is a financial measure that is frequently used by investors and creditors. The below calculations do not include covenant-related adjustments that reduce our net leverage ratio. The following is a reconciliation of gross debt to net debt as of March 31, 2026:

Long-term debt	$3,918
Current portion of long-term debt	73
Less: Unamortized debt issuance costs	(27)
Total gross debt	4,018
Less: Cash and cash equivalents	428
Less: Finance lease liabilities	255
Net debt	$3,335
The following table presents a calculation of our net leverage ratio as of March 31, 2026:

Net debt	$3,335
Trailing twelve month adjusted EBITDA	$958
Net leverage ratio	3.5